Exhibit 5.1

[NIKE Letterhead]

December 22, 2008

NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of NIKE, Inc., an Oregon corporation (the “Company”), relating to the registration of the offer by the Company of an indeterminate amount of debt securities having a maximum initial aggregate public offering price of $760,000,000, plus any additional debt securities that may be registered pursuant to any subsequent registration statement that the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act (the “Debt Securities”). The Registration Statement provides that the Debt Securities may be sold from time to time in one or more offerings up to a total initial public offering price of $760,000,000 on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement. The Debt Securities will be issued pursuant to an indenture between the Company and Bank of New York Mellon Trust Company, N.A. (successor in interest to The First National Bank of Chicago) (the “Trustee”) dated as of December 13, 1996, as supplemented to date and as may be further supplemented from time to time (the “Indenture”).

I have reviewed such documents and have made such examination of law as I have deemed appropriate to give the opinions expressed below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to New York law, Oregon law and the federal laws of the United States. Without limiting the generality of the foregoing, I express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antitrust laws.

Based on the foregoing, and subject to the additional qualifications set forth below, it is my opinion that, when the (a) terms of the Debt Securities are duly established in accordance with the authorization of such securities by the Board of Directors of the Company (the “Authorization”), the Indenture and applicable law, (b) Debt Securities are duly executed and authenticated in accordance with the Indenture and applicable law and (c) Debt Securities are duly issued and delivered in accordance with the Authorization therefor, the Indenture and

NIKE, Inc.

December 22, 2008

applicable law against receipt by the Company of the consideration therefor as contemplated by the terms and provisions of the Registration Statement and any Prospectus Supplement, the Debt Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. I express no opinion as to the validity, binding effect and enforceability of provisions in the Debt Securities or the Indenture relating to the choice of forum for resolving disputes.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to my name under the caption “Legal Matters” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ronald D. McCray

Ronald D. McCray, Esq. Vice President and Chief Administrative Officer